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                                                                      Exhibit 99
[ERNST & YOUNG LLP LETTERHEAD]



                         Report of Independent Auditors

To the Members of
Nevada Land & Resource Company, LLC

We have audited the accompanying balance sheet of Nevada Land & Resource Company, LLC as of December 31, 1996, and the related statements of operations, members' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nevada Land & Resource Company, LLC at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                /s/ ERNST & YOUNG LLP
                                                ---------------------
February 8, 1997

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                      NEVADA LAND & RESOURCE COMPANY, LLC

                                 BALANCE SHEET

                               December 31, 1996
                                 (In thousands)


ASSETS
Cash and cash equivalents - includes restricted cash and
   cash equivalents of $927 (Note 1)                           $ 1,765
Investment in real estate                                       43,917
Other assets                                                     1,731
                                                               -------
Total assets                                                   $47,413
                                                               =======
LIABILITIES AND MEMBERS' CAPITAL
Notes payable (Note 2)                                         $15,633
Accrued expenses and other liabilities (Note 4)                    494
                                                               -------
Total liabilities                                               16,127

Commitments and contingencies (Note 3)                             --
Members' capital                                                31,286
                                                               -------
Total liabilities and members' capital                         $47,413
                                                               =======

See accompanying notes.



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                      NEVADA LAND & RESOURCE COMPANY, LLC

                            STATEMENT OF OPERATIONS

                               December 31, 1996
                                 (In thousands)

Revenues:
  Rental income                                         $   781
  Other                                                     270
  Sale of real estate                                     1,489
                                                         -------
Total Revenues                                            2,540

Expenses:
  Real estate operating and other expenses (Note 4)     $ 2,810
  Cost of sales of real estate                              639
  Interest expense                                        1,519
                                                        -------
Total Expenses                                            4,968
                                                        -------
Net loss                                                $(2,428)
                                                        =======

See accompanying notes.





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                      NEVADA LAND & RESOURCE COMPANY, LLC

                         STATEMENT OF MEMBERS' CAPITAL

                          Year ended December 31, 1996
                                 (In thousands)


                                        Western Land    Western Water
                                        Joint Venture      Company      Total
                                        ---------------------------------------

Beginning Balance at January 1, 1996       $21,834         $11,909      $33,743
Capital Distributions                          (19)            (10)         (29)
Net Loss                                    (1,578)           (850)      (2,428)
                                        ---------------------------------------
Balance at December 31, 1996               $20,237         $11,049      $31,286
                                        =======================================

See accompanying notes.




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                      NEVADA LAND & RESOURCE COMPANY, LLC

                            STATEMENT OF CASH FLOWS

                          Year ended December 31, 1996
                                 (In thousands)

OPERATING ACTIVITIES
Net loss                                                        $(2,428)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Changes in operating assets and liabilities:
      Investment in real estate                                     274
      Other assets                                                  456
      Accrued expenses and other liabilities                        (23)
Net cash used in operating activities                            (1,721)

FINANCING ACTIVITIES
Capital distributions                                               (29)
Payments on notes payable                                          (920)
                                                                -------
Net cash used in financing activities                              (949)

Decrease in cash and cash equivalents                            (2,670)
Cash and cash equivalents at beginning of year                    4,435
                                                                -------
Cash and cash equivalents at end of year                        $ 1,765
                                                                =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Total interest paid                                             $ 1,157
                                                                =======

See accompanying notes.




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                      NEVADA LAND & RESOURCE COMPANY, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1996


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nevada Land & Resource Company, LLC ("the Company"), a Delaware limited liability company, was formed in October 1995, in conjunction with the acquisition of 1.4 million acres of land located in Nevada. The Company's sole business is to hold, operate, sell, and otherwise realize investment returns from operation or disposition of the land. The members are Western Water Company and Western Land Joint Venture. Net income or loss is allocated to the members proportionate to their capital contributions. The Limited Liability Company Agreement specifies that the Company will terminate no later than December 31, 2010, subject to extension by the agreement of the members.

The members' interest in the Company are as follows:

                                                      % Interest
                                                      ----------
                Western Land Joint Venture              64.71%
                Western Water Company                   35.29%

On October 19, 1995, Western Land Joint Venture contributed $22 million of capital and Western Water Company contributed $12 million. In conjunction with the land acquisition, the Company issued a $12 million secured note payable and issued a $5 million note payable to the seller of the land.

OTHER ASSETS

Other assets include certain costs incurred to form the Company, including debt issuance costs. These capitalized costs are being amortized over 10 years, which is the anticipated period to dispose of the land.

INCOME TAXES

For federal and state income tax reporting purposes, each member will report its share of taxable income or loss on its separate tax return. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements.

INVESTMENT IN REAL ESTATE

Investment in real estate is carried at cost, which includes land and other land acquisition costs, including title costs.




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                       NEVADA LAND RESOURCE COMPANY, LLC

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT IN REAL ESTATE (CONTINUED)

In 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121,") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also requires that the portions of the investment in real estate ready for sale be valued at the lower of cost or fair value less costs to sell and dispose. The Company's adoption of SFAS No. 121 did not have an impact on its financial statements.

Cost of sales of real estate is determined using the relative sales value method.

REVENUES

Sales of real estate are recorded and profit is recognized when the buyer has made a minimum down payment, and title has passed to the buyer.

The Company rents land to various tenants primarily for grazing purposes. Rental income is recognized when earned.

ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company places temporary cash investments in high quality financial instruments.

Cash and cash equivalents at December 31, 1996, includes $926,919 of restricted cash used to pay principal and interest on the MSMC Note (see Note 2).




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                      NEVADA LAND & RESOURCE COMPANY, LLC

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  NOTES PAYABLE

The Company obtained a $12.0 million loan from Morgan Stanley Mortgage Capital, Inc. (MSMC), an affiliate of Western Land Joint Venture, on October 19, 1995. The loan bears interest at a rate equal to LIBOR plus four percentage points. LIBOR is the London Interbank offered rate for one-month U.S. dollar deposits. At December 31, 1996, LIBOR was 5.5%. Interest is payable monthly on the notes, and principal, which is due October 19, 1997, is paid to the extent funds are available. The note is a non-recourse obligation secured by the Company's investment in real estate.

As partial consideration for the land acquired, the Company issued a $5 million promissory note, maturing on October 1, 2000, to the Atchison Topeka and Santa Fe Railway Company (the Seller). Interest is paid monthly to the extent that payment is received on four geothermal leases associated with the acquired land. At December 31, 1996, the outstanding principal balance was $5 million. The loan bears a fixed 9.0% interest rate.

3.  COMMITMENTS AND CONTINGENCIES

The Company is not aware of any material pending legal proceedings outside the ordinary course of its business as to which the Company is subject.

4.  OTHER RELATED PARTY TRANSACTIONS

The Company has incurred $119,258 for services rendered by its affiliates, which is included in real estate operating and other expenses. The Company has reimbursed its affiliates $62,931 for these costs for the year ended December 31, 1996. The remainder of $56,327 is included in accrued expenses and other liabilities.





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